Exhibit 99.4

CRESCENT BANKING COMPANY	Shareholder Services P. O. Box 2020 Jasper, GA 30143

DIRECT DEPOSIT OF DIVIDENDS AUTHORIZATION FORM

(Option available to shareholders not electing automatic dividend reinvestment)

We are pleased to offer you the option of having your dividends deposited directly into the checking or savings account of your choice. By electing to participate in our direct deposit program, your quarterly dividend payment will be electronically credited to your account the same day that dividends are paid, without any further action required on your part. In addition, you will no longer need to worry about lost, stolen or destroyed dividend checks. The direct deposit of your dividend will be shown on your regular statement from your financial institution.

To take advantage of this feature, please complete the bottom portion of this form and return it to Crescent Banking Company, Attention: Shareholder Services, at the address above.

Section I: Direct Deposit to Checking/Savings Account*

Please check one:	Please check one:
☐ InitialAuthorization	☐ Checking
☐ Discontinue	☐ Savings
☐ Change

Your bank account number:

Name(s) on bank account:

Financial institution:

ABA routing number (must be 9 digits):

*You must attach a voided check (for checking account deposits) or a deposit slip (for savings account deposits) to this completed authorization form.

Section II: Signatures

I (we) authorize Crescent Banking Company to initiate credit entries and to initiate, if necessary, adjustments for any credit entries in error from my (our) account. I (we) also authorize the financial institution named above to credit and/or debit adjustments to such account. This authorization will remain in effect until I (we) give written notice to terminate it.

Shareholder Account Number	Social Security or Tax ID Number

Shareholder’s Name (Print)	Signature

Shareholder’s Name (Joint Owner) (Print)	Signature (Joint Owner)

Date	Daytime Telephone Number

(7/2007)